EXHIBIT 99.2

For Immediate Release:	Contact:	K. Roger Holliday (Financial)
(678) 742-8181
Nancy Young (Media) (678) 742-8118

RUSSELL EXCEEDS CONSENSUS EPS ESTIMATES

ON RECORD FIRST QUARTER SALES

Reaffirms Sales and Earnings Guidance for 2005

ATLANTA, GA (April 28, 2005) – Russell Corporation (NYSE: RML) today reported fiscal 2005 first quarter net sales of $313.2 million, a 24% increase over the comparable period last year, that also sets a new sales record for the first quarter. The Company reported first quarter earnings of $2.2 million, or $.07 per diluted share, versus earnings of $0.5 million, or $.02 per diluted share, in first quarter 2004.

Sales for the quarter ended April 3, 2005, reflect a 3% increase in the Company’s ongoing businesses, in addition to $54 million of incremental sales for acquisitions owned for less than a year. Excluding the impact of the revenue associated with the Major League Baseball contract, which expired in 2004, company-wide organic sales were up 5% over a year ago.

In addition to a strong showing by Brooks, with sales up more than 30% over their 2004 first quarter, sales increases were led by JERZEES, with particular strength in the artwear channel.

“We are pleased that Brooks has made such a significant contribution and exceeded our expectations for the quarter,” said Jack Ward, chairman and CEO. “We also were extremely pleased to have sales growth from our core businesses in addition to our acquisitions,” said Ward. “Organic gains in the quarter were led by JERZEES with activewear sales increases in the artwear channel in the mid teens. JERZEES also experienced nearly double digit growth in mass retail.”

Gross profit was $85.9 million, or a 27.4% gross margin, for the 2005 first quarter versus a gross profit of $64.6 million, or a 25.7% gross margin, in the prior year. Lower manufacturing costs and contributions from acquisitions positively impacted gross profit during the quarter.

Selling, general and administrative expenses (“SG&A”) for the 2005 first quarter were $73.5 million, or 23.5 % of net sales, versus last year’s $56.5 million, or 22.4% of net sales in the comparable period last year. SG&A increased primarily due to the higher relative

SG&A expenses associated with recent acquisitions. The first quarter of 2005 includes approximately $.02 cents per share in extra expenses associated with the compliance and testing of Sarbanes-Oxley 404.

Outlook

“With our solid start to the year, we are reaffirming our 2005 fiscal year guidance for sales and earnings. We continue to expect sales to be in the range of $1.50 billion to $1.52 billion versus $1.298 billion last year,” said Ward. “Additionally, we are reaffirming our quarterly ongoing earnings guidance issued earlier this year.”

“We continue to see positive results from our expansion in all three categories of the sporting goods business: sports apparel, sporting goods equipment and performance footwear,” added Ward.

“As we continue to develop new opportunities and expand programs within our core brands, we believe our strategy to maximize our presence in the sporting goods industry will drive continued sales and earnings increases beyond 2005. Our current sales outlook remains positive due to these efforts, and we are confident that expected synergies from our acquisitions will lead to improved levels of profitability longer term,” Ward added.

Conference Call Information

Management will have a conference call today, April 28, 2005, at 8:30 a.m. Eastern Time to discuss the first quarter results. The call may be accessed at (877) 264 -7865 (domestically), and (706) 634-4917 (internationally), using conference call ID number 5418817. The call will also be simultaneously web cast via the Investor Relations homepage of the Company’s website at www.russellcorp.com. A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands include Russell Athletic®, JERZEES®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, and Mossy Oak®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

Forward Looking Statement

This Press Release includes “forward-looking” statements (as defined by the Private Securities Litigation Reform Act of 1995 (the “Act”)) that describe our beliefs concerning future business conditions, prospects, growth opportunities, and the outlook for the Company based upon currently available information. Wherever possible, we have identified these statements by words such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions. We include such statements because we believe it is important to communicate our future expectations to our shareholders, and we therefore make such statements in reliance upon the safe harbor provisions of the Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any projections of sales and quarterly earnings. These forward-looking statements are based upon assumptions that we believe are reasonable. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) our mix of products sold; (b) our strategy for developing new business opportunities and expanded business programs; (c) risks related to the Brooks, Huffy Sports and American Athletic acquisitions, our ability to realize synergies associated with those acquisitions, and our overall acquisition strategy; and (d) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by any forward-looking statements contained in this Press Release.

- Tables to follow -

RUSSELL CORPORATION

Consolidated Statements of Income

(Amounts in Thousands Except Share and Per Share Amounts)

	13 Weeks Ended 4/03/05	13 Weeks Ended 4/04/04
Net sales	$313,242	$251,793
Cost of goods sold	227,351	187,160

Gross profit	85,891	64,633

Selling, general and administrative expenses	73,517	56,478
Other (income) expense - net	(546)	138

Operating income	12,920	8,017

Interest expense, net	8,889	7,187
Non-controlling interests	674	—

Income before income taxes	3,357	830

Provision for income taxes	1,175	299

Net income	$2,182	$531

Weighted-average common shares outstanding:
Basic	32,856,924	32,546,574
Diluted	33,195,681	32,834,510

Net income per common share:
Basic	$0.07	$0.02
Diluted	$0.07	$0.02

RUSSELL CORPORATION

Consolidated Balance Sheets

(Amounts in Thousands Except Share and Per Share Amounts)

	4/03/05	1/01/05	4/04/04
ASSETS

Current assets:
Cash	$29,209	$29,816	$35,225
Accounts receivable, net	241,179	212,063	178,415
Inventories	445,825	411,701	380,972
Prepaid expenses and other current assets	19,608	17,737	16,732
Income tax receivable	14,252	6,101	15,337

Total current assets	750,073	677,418	626,681

Property, plant & equipment, net	322,461	322,890	323,172

Other assets	252,260	253,801	129,880

Total assets	$1,324,794	$1,254,109	$1,079,733

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$92,353	$94,642	$71,204
Accrued expenses	83,904	95,780	73,544
Deferred income taxes	14,223	4,054	5,562
Short-term debt	20,359	18,190	8,942
Current maturities of long-term debt	6,990	6,938	6,850

Total current liabilities	217,829	219,604	166,102

Long-term debt, less current maturities	438,901	372,921	319,294

Deferred liabilities:
Income taxes	19,359	20,286	6,609
Pension and other	66,500	64,351	58,943

Non-controlling interests	14,742	14,096	12,075

Commitments and contingencies	—	—	—

Stockholders’ equity:
Common stock, par value $.01 per share; authorized 150,000,000 shares, issued 41,419,958 shares	414	414	414
Paid-in capital	40,206	40,716	38,552
Retained earnings	756,671	755,799	712,310
Treasury stock, at cost	(198,169)	(201,171)	(206,802)
Accumulated other comprehensive loss	(31,659)	(32,907)	(27,764)

Total stockholders’ equity	567,463	562,851	516,710

Total liabilities & stockholders’ equity	$1,324,794	$1,254,109	$1,079,733

RUSSELL CORPORATION

Consolidated Statements of Cash Flows

(Amounts in Thousands)

	April 3, 2005	April 4, 2004
Operating Activities:
Net income	$2,182	$531
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	12,501	11,442
Amortization	934	298
Earnings of non-controlling interests	(674)	—
Provision for deferred income taxes	8,178	—
Other	2,903	71
Changes in operating assets & liabilities:
Trade accounts receivable	(33,862)	(1,275)
Inventories	(35,048)	(31,078)
Prepaid expenses and other current assets	(1,918)	(139)
Other assets	167	3,855
Accounts payable and accrued expenses	(11,175)	(9,279)
Income taxes	(8,079)	(798)
Pension and other deferred liabilities	2,149	(922)

Net cash used in operating activities	(61,742)	(27,294)
Investing Activities:
Purchases of property, plant & equipment	(12,002)	(3,241)
Proceeds from the sale of property, plant & equipment and other assets	114	502
Net cash refund from (paid for) acquisitions, joint ventures and other	3,903	(1,965)
Other	300	1,319

Net cash used in investing activities	(7,685)	(3,385)
Financing Activities:
Borrowings on credit facility and other – net	64,610	37,645
Borrowings on short-term debt	3,863	992
Dividends on common stock	(1,311)	(1,301)
Treasury stock re-issued	1,653	679
Cost of common stock for treasury	(8)	(17)

Net cash provided by financing activities	68,807	37,998
Effect of exchange rate changes on cash	13	(69)

Net (decrease) increase in cash	(607)	7,250
Increase in cash from consolidating Frontier Yarns, LLC	—	7,859
Cash balance at beginning of period	29,816	20,116

Cash balance at end of period	$29,209	$35,225